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                                  Exhibit 99.1

Press Release

SANDY SPRING
BANCORP
SANDY SPRING NATIONAL BANK
of Maryland

NASDAQ NATIONAL MARKET-SASR
Web Page-www.ssnb.com


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                             FOR IMMEDIATE RELEASE

            SANDY SPRING NATIONAL BANK ACQUIRES LOCAL MELLON OFFICES

September 27, 1999, Olney, Maryland. Sandy Spring National Bank of Maryland, a subsidiary of Sandy Spring Bancorp, Inc. (NASDAQ National Market--SASR), announced that it completed the acquisition of seven offices of Mellon Bank (MD) National Association; along with approximately $225 million in deposits and a $33 million portfolio of consumer and commercial loans. Five of the new offices are in Montgomery County, one is in Annapolis, and one is in Tysons Corner, Virginia.

  Hunter R. Hollar, President and Chief Executive Officer of Sandy Spring Bancorp, stated, "We welcome our new clients, and are delighted to add these additional, convenient locations."

  Sandy Spring Bancorp is the bank holding company for Sandy Spring National Bank of Maryland, which now has thirty banking offices and approximately $1.6 billion in assets. Construction is underway on a new community banking office in Edgewater, in Anne Arundel County. It is expected to open in the first quarter of 2000.

For additional information or questions please contact:
Hunter R. Hollar, President & Chief Executive Officer or
Sara E. Watkins, Senior Vice President
(301) 774-6400 or (410) 792-2450
Sandy Spring Bancorp, Inc.
17801 Georgia Avenue
Olney, MD 20832

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